Exhibit 99.1

ConocoPhillips Reports Third-Quarter Earnings of $1.8 Billion or $1.46 Per Share

Adjusted Earnings of $1.44 Per Share

HOUSTON--(BUSINESS WIRE)--October 25, 2012--ConocoPhillips (NYSE: COP) today reported third-quarter 2012 earnings of $1.8 billion, or $1.46 per share, compared with third-quarter 2011 earnings of $2.6 billion, or $1.91 per share.

Excluding special items of $26 million, third-quarter 2012 adjusted earnings were $1.8 billion, or $1.44 per share, compared with third-quarter 2011 adjusted earnings of $1.9 billion, or $1.40 per share. Special items for the current quarter were primarily related to net gains on asset sales offset by the impact of tax law changes in the United Kingdom and pension settlement expense.

Highlights

  Quarterly production of 1.525 million BOE per day.
  Continued ramp up in Eagle Ford and Bakken.
  Ongoing growth from Canadian oil sands and successful startup of Christina Lake Phase D.
  Major projects and drilling programs on schedule to deliver volume and margin growth.
  Completed turnarounds at major worldwide facilities, as planned.
  Ramping up exploration activity in conventional and unconventional opportunities globally.
  Completed sale of NMNG and dilution of interest in APLNG.

“We performed well in our first full quarter as an independent E&P company,” said Ryan Lance, chairman and chief executive officer. “Our production was on target, our growth projects and drilling programs are on track and our portfolio optimization plans continue to progress. Quarterly production, excluding the impact of dispositions, grew by 40 thousand BOE per day compared to the third quarter of 2011.”

“For the first nine months of 2012, we have generated $2.1 billion in proceeds from asset dispositions and remain on track to complete our $8-$10 billion disposition program by the end of 2013,” Lance added. “We are focused on delivering average annual production growth and margin growth of 3 to 5 percent, improving our financial returns, and offering a sector-leading dividend.”

Operations Update

In the Lower 48 and Latin America segment, third-quarter production was 462 thousand barrels of oil equivalent (BOE) per day, an increase of 28 thousand BOE per day compared to the same period of 2011. Significant growth continues from the ramp up of several high-margin, liquids-rich shale plays, including Eagle Ford and Bakken. Eagle Ford reached a record production level of 86 thousand BOE per day in the third quarter. For the quarter, these shale plays delivered approximately 102 thousand BOE per day, a 51 thousand BOE per day increase compared to the third quarter of 2011.

In the Canada segment, third-quarter production increased by 21 thousand BOE per day over the same period in 2011, to 277 thousand BOE per day, reflecting strong performance from the company’s significant oil sands portfolio. Christina Lake Phase D achieved first production during the quarter, driving overall bitumen production to 92 thousand BOE per day, a 28 thousand BOE per day increase compared to the third quarter of 2011. Additional growth is expected from expansion phases at both FCCL and Surmont which are progressing on schedule.

For the quarter, total Lower 48 and Canada liquids production increased by 24 percent compared to the same period in 2011. This shift to liquids is consistent with the company’s overall strategy to improve margins over time.

Third-quarter production in the Alaska segment was 176 thousand BOE per day, down 32 thousand BOE per day compared to the same period in 2011, reflecting normal field decline and increased turnaround activity in the current quarter.

In the Asia Pacific and Middle East segment, quarterly production was 306 thousand BOE per day, down 6 thousand BOE per day compared to the third quarter of 2011, with continued ramp up in China largely offsetting the impact of dispositions. In Malaysia, development continued on several major offshore fields with first production from the deepwater Gumusut oil field expected in the fourth quarter. ConocoPhillips also further diluted its interest in the Australia Pacific LNG (APLNG) project from 42.5 percent to 37.5 percent during the quarter. This reduced ownership interest, coupled with Sinopec Corp.'s estimated $2.1 billion injection into APLNG associated with the dilution and APLNG's successful placement of $8.5 billion of project financing, will lower ConocoPhillips’ future capital requirements to fund the project.

In the Europe segment, production for the quarter was 191 thousand BOE per day, down 54 thousand BOE per day compared to the same period a year ago, reflecting the impact from dispositions and normal field decline. Progress continued on several major developments in the United Kingdom and Norway, which will result in significant new production from 2013 onwards.

In the Other International segment, production increased from 83 thousand BOE per day in the third quarter of 2011 to 113 thousand BOE per day in the current quarter, primarily reflecting the resumption of production in Libya following the civil unrest in 2011. During the quarter, the company completed the sale of its 30 percent interest in NaryanMarNefteGaz (NMNG) and certain related assets.

In conventional exploration, the company advanced its opportunities in the deepwater Gulf of Mexico, as drilling continued at the Coronado and Shenandoah prospects. ConocoPhillips holds 1.5 million acres in the deepwater Gulf of Mexico, and in October, secured access to a new build ultra deepwater drillship, providing future rig availability and flexibility for the company’s drilling programs. The company confirmed a successful appraisal in Australia’s Browse Basin following the drilling of the Boreas-1 well, and is currently evaluating seismic results in deepwater Angola and Bangladesh.

In unconventional exploration, several pilot programs are underway across shale plays in the Lower 48 and Canada. In Western Australia, the first phase of drilling commenced in the Canning Basin. In Europe, the company exercised its option to acquire a 70 percent interest in Lane Energy Poland and assumed operatorship for three western Baltic Basin concessions, where a fourth exploration well is currently being drilled, and ongoing analysis and testing is underway.

Third-Quarter Review

Production for the third quarter of 2012 was 1.525 million BOE per day, compared with 1.538 million BOE per day for the third quarter of 2011. As expected, production was lower due to the impact of dispositions. Normal field decline was more than offset by additional production from major projects as well as higher production in China and Libya. Sales volumes for the quarter exceeded production, resulting in a favorable impact to earnings of approximately $80 million.

In line with worldwide commodity prices, ConocoPhillips’ realized prices fell in the third quarter compared to the same period of 2011. Realized crude oil prices decreased $3.89 per barrel to $102.72 per barrel, compared with $106.61 per barrel for the third quarter of 2011. Realized natural gas prices decreased by 16 percent from $5.45 per thousand cubic feet (MCF) in the third quarter of 2011 to $4.56 per MCF for the current quarter. Realized natural gas liquids (NGL) prices decreased by 27 percent to $40.39 per barrel, compared with $55.61 per barrel for the third quarter of 2011.

During the quarter, ConocoPhillips generated $3.9 billion in cash from continuing operating activities, excluding working capital. Cash provided by continuing operating activities was $3.5 billion, reflecting a $0.4 billion increase in working capital. The company also received $0.5 billion in proceeds from asset dispositions. The company funded a $3.7 billion capital program, paid dividends of $0.8 billion and reduced debt by $2.0 billion.

Nine-Month Review

ConocoPhillips’ nine-month 2012 earnings were $7.0 billion, or $5.55 per share, compared with $9.0 billion, or $6.42 per share, for the same period in 2011. Nine-month 2012 adjusted earnings were $5.1 billion, or $4.09 per share, compared with nine-month 2011 adjusted earnings of $6.1 billion, or $4.35 per share.

Production for the first nine months of 2012 was 1.569 million BOE per day, compared with 1.626 million BOE per day for the same period in 2011. Excluding asset dispositions, normal field decline was largely offset by new production from major projects and drilling programs.

ConocoPhillips’ nine-month 2012 worldwide realized price for crude oil increased to $106.92 per barrel, compared with $105.78 per barrel for the first nine months of 2011. Realized natural gas prices decreased by 15 percent from $5.39 per MCF for the first nine months of 2011 to $4.60 per MCF for the first nine months of 2012. Realized NGL prices decreased by 16 percent to $46.02 per barrel, compared with $54.97 per barrel for the first nine months of 2011.

As of Sept. 30, 2012, ConocoPhillips had debt of $21.1 billion and the debt-to-capital ratio was 31 percent. The company had $1.3 billion of cash and cash equivalents and $2.5 billion in restricted cash targeted for dividends and debt reduction.

Outlook

Production for the fourth quarter is expected to increase compared to the third quarter of 2012, reflecting completion of turnaround activity and ongoing ramp up in major North American programs, notably in the Eagle Ford and oil sands. Full-year 2012 production is expected to be 1.570 million to 1.580 million BOE per day. The company expects continued progress on its major projects and drilling programs in the fourth quarter, including evaluating drilling results on several exploration prospects.

“Our business is running well, and we expect to achieve several operational and strategic milestones in the months to come,” said Lance. “Our projects and drilling programs continue to perform, our exploration activities are building momentum and our asset sales are progressing. We are on our way to delivering our unique combination of growth, returns and yield.”

ConocoPhillips will hold its annual analyst meeting on Feb. 28, 2013 in New York. Representatives from company management will discuss the company’s strategic plans for growth and value creation.

ConocoPhillips will host a conference call at 1 p.m. Eastern time today to discuss its quarterly results and provide a status update on operational and strategic plans. To listen to the call and view related presentation materials, go to www.conocophillips.com/investor. For detailed supplemental information, go to www.conocophillips.com/investor/earnings.

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About ConocoPhillips

Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 30 countries, $115 billion of assets, and approximately 16,700 employees as of Sept. 30, 2012. Production averaged 1.57 million BOE per day for the nine months ended Sept. 30, 2012, and proved reserves were 8.4 billion BOE as of Dec. 31, 2011. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This press release includes the terms adjusted earnings and adjusted earnings per share. These are non-GAAP financial measures. Adjusted earnings and adjusted earnings per share are included to help facilitate comparisons of company operating performance across periods.

References in the release to earnings refer to net income attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	Third Quarter		Nine Months
	2012	2011	2012	2011
Earnings	$1,798	2,616	7,002	9,046
Adjustments:
Impairments	-	-	550	-
Net (gain)/loss on asset sales	(310)	280	(1,532)	(139)
Bohai Bay incidents	-	41	89	41
International tax law changes	167	109	167	109
Deferred tax adjustment	-	-	(72)	-
Separation costs	7	-	80	-
Cancelled projects	-	-	-	54
Pension settlement expense	82	-	82	-
Pending claims and settlements	(39)	-	(39)	-
Premium on early debt retirement	68	-	68	-
Discontinued operations	(1)	(1,134)	(1,247)	(2,976)
Adjusted earnings	$1,772	1,912	5,148	6,135

Earnings per share of common stock (dollars)	$1.46	1.91	5.55	6.42

Adjusted earnings per share of common stock (dollars)	$1.44	1.40	4.09	4.35

CONTACT:
ConocoPhillips
Aftab Ahmed, 281-293-4138 (media)
aftab.ahmed@conocophillips.com
or
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Vladimir R. dela Cruz, 212-207-1996 (investors)
v.r.delacruz@conocophillips.com